UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.
Champaign, Illinois  61820
(Address of principal executive offices) (Zip code)

(217) 365-4516
(Registrant’s telephone number, including area code)

201 W. Main St.

Urbana, Illinois  61801
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                          Results of Operations and Financial Condition.

On Tuesday, October 27, 2009, the Registrant issued a press release disclosing financial results for the quarter ended September 30, 2009.  The press release is made part of this Form and is attached as Exhibit 99.1.

The press release made a part of this Current Report on Form 8-K includes forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of the Registrant.

These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved.  The Registrant cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements.

Item 3.03.                                          Material Modification to Rights of Securityholders.

As previously disclosed in a Current Report on Form 8-K filed by the Registrant on September 21, 2009, the Registrant entered into a stock purchase agreement on September 21, 2009 (the “Stock Purchase Agreement”) with all of the members of its board of directors, several of its executive officers and certain other accredited investors.  The Stock Purchase Agreement provides for the purchase and sale of 393 shares of a new series of mandatorily convertible preferred stock of the Registrant in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The mandatorily convertible preferred stock, which has been designated the Series A Convertible Cumulative Preferred Stock (the “Series A Convertible Preferred Stock”), has a liquidation preference of $100,000 per share.

As a result of the Registrant’s expected issuance of the Series A Convertible Preferred Stock on October 29, 2009, the ability of the Registrant to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to certain restrictions, including a restriction on paying dividends on its common stock for a period unless all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Convertible Preferred Stock have been or are contemporaneously declared or paid in full.  Such restrictions are set forth in the Certificate of Designation described in Item 5.03.  Further, upon the liquidation, winding-up and dissolution of the Registrant, holders of the Registrant’s Series A Convertible Preferred Stock will have a preferential claim over holders of common stock to the Registrant’s net assets equal to $100,000 per share, or $39.3 million in the aggregate, plus the amount of any accrued and unpaid dividends on the Series A Convertible Preferred Stock, whether or not declared.

Item 5.03.                                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Article Four of the Company’s Restated Articles of Incorporation, as amended by the Amendment to Articles of Incorporation dated July 31, 2007 (the “Articles”), authorizes the Company’s board of directors to designate a class or series of preferred stock and to fix the designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.  On October 26, 2009, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada for the purpose of amending the Articles to fix the designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock has a liquidation preference of $100,000 per share.  The Certificate of Designation is attached as Exhibit 3.1 hereto and incorporated by reference herein.

Item 8.01.                                          Other Events.

The Registrant announced it will pay a dividend of $0.04 per common share on October 30, 2009 to shareholders of record as of Tuesday, October 27, 2009.

The Registrant also announced that the closing of the purchase and sale of the Series A Convertible Preferred Stock, as set forth in the Stock Purchase Agreement, has been scheduled for October 29, 2009.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                  Exhibits.

3.1                                 Certificate of Designation of Series A Convertible Cumulative Preferred Stock, as filed with the Secretary of State of the State of Nevada on October 26, 2009.

99.1                           Press Release issued by First Busey Corporation, dated October 27, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2009	FIRST BUSEY CORPORATION

	By:	/s/ Barbara J. Harrington
	Name:	Barbara J. Harrington
	Title:	Chief Financial Officer